     EX-20.1 AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF DTI HOLDINGS, INC

                                Auditors' report

To the Board of Directors of DTI Holdings, Inc.

We have audited the consolidated balance sheets of DTI Holdings, Inc. as at December 31, 1998 and 1999 and the consolidated statements of operations and deficit, shareholders' equity and cash flows for the period from October 1, 1998 to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from October 1, 1998 to December 31, 1998 and the year ended December 31, 1999 in accordance with generally accepted accounting principles in the United States.


KPMG, LLP
Chartered Accountants

Toronto, Canada
June 2, 2000

                               DTI HOLDINGS, INC.
                          Consolidated Balance Sheets
                          (Expressed in U.S. dollars)

                                                             DECEMBER 31,
                                                      -------------------------
                                                      1998                 1999
                                                      ----                 ----

Assets

Current assets:
   Cash                                             $  245,562       $  651,009
   Accounts receivable, net of allowance
     for doubtful accounts of $68,363 at
     December 31, 1998 and $147,277 at
     December 31, 1999                                 765,078        1,119,495
   Due from related parties (note 3)                    15,163           20,052
   Inventory (note 4)                                  755,635          896,200
   Prepaid and other                                    31,851           32,064
   Corporate taxes receivable                           25,610               --
                                                     ---------        ----------
     Total current assets                            1,838,899        2,718,820

Deferred taxes (note 11)                               178,588        2,619,259

Fixed assets (note 5)                                  271,719          247,997

Other assets                                            38,922            1,350

Goodwill, less accumulated amortization of
   $217,098 at December 31, 1998 and $868,392 at
   December 31, 1999                                 2,388,078        1,519,686
                                                    ----------       ----------
Total assets                                        $4,716,206       $7,107,112
                                                    ----------       ----------

                                                             DECEMBER 31,
                                                      -------------------------
                                                      1998                 1999
                                                      ----                 ----

Liabilities and Shareholders' Equity

Current liabilities:
     Bank indebtedness (note 7)                     $  414,031       $       --
     Accounts payable                                  510,718          488,390
     Accrued liabilities (note 6)                      170,456          676,999
     Corporate taxes payable                                --          223,195
     Due to related parties (note 3)                        --           42,551
     Due to Troy Holdings International Inc. (note 3)       --           54,019
     Deferred revenue                                       --           90,000
     Current portion of long-term debt                 249,995          380,004
                                                    ----------       ----------
     Total current liabilities                       1,345,200        1,955,158

Long-term liabilities:
     Long-term debt (note 8)                         1,187,505        1,219,478
     Note payable (note 9)                           1,350,000               --
                                                    ----------       ----------
     Total long-term liabilities                     2,537,505        1,219,478

Shareholders' equity:
     Common stock:
         Authorized:
              30,000,000 shares, at par value
              of $0.01
         Issued and outstanding:
              10,000,000 shares at
               December 31, 1998
               and December 31, 1999                 1,000,000        1,000,000
     Additional paid-in capital                             --        6,417,000
     Deferred stock compensation                            --       (1,604,250)
     Deficit                                          (166,499)      (1,880,274)
                                                    ----------       ----------
     Total shareholders' equity                        833,501        3,932,476

Lease commitments (note 10)
                                                    ----------       ----------
Total liabilities and shareholders' equity          $4,716,206       $7,107,112
                                                    ----------       ----------



See accompanying notes to consolidated financial statements.

                               DTI HOLDINGS, INC.
               Consolidated Statements of Operations and Deficit
              Period from October 1, 1998 to December 31, 1998 and
                        the year ended December 31, 1999
                          (Expressed in U.S. dollars)


                                                    1998              1999
                                                    ----              ----

Revenue:
     Hardware                                    $ 1,760,219       $10,469,526
     Software                                             --           812,797
     Maintenance                                      25,944            83,386
                                                 -----------       -----------
                                                   1,786,163        11,365,709

Cost of revenue                                      907,083         4,982,080
                                                 -----------       -----------

Gross margin                                         879,080         6,383,629

Expenses:
     Sales and marketing                             293,002         1,413,077
     Research and development                        264,055         1,163,894
     General and administrative                      177,057         1,138,211
     Depreciation                                     21,619           115,205
     Amortization of goodwill                        217,098           868,392
     Amortization of stock-based compensation             --         4,812,750
     Interest                                         81,523           274,038
                                                 -----------       -----------
                                                   1,054,354         9,785,567
                                                 -----------       -----------

Loss before the undernoted                          (175,274)       (3,401,938)

Other income                                          46,165           313,797
                                                 -----------       -----------

Loss before income taxes                            (129,109)       (3,088,141)

Income taxes (recovery):
     Current                                          37,390         1,066,305
     Deferred                                             --        (2,440,671)
                                                 -----------       -----------
                                                      37,390        (1,374,366)
                                                 -----------       -----------

Loss for the period                                 (166,499)       (1,713,775)

Deficit, beginning of period                              --          (166,499)

                                                 -----------       -----------
Deficit, end of period                           $  (166,499)     $ (1,880,274)
                                                 -----------       -----------

Shares used in computing basic loss
   per common share                               10,000,000        10,000,000
Basic loss per common share                      $     (0.02)      $     (0.17)

                                                 -----------       -----------


See accompanying notes to consolidated financial statements.

                               DTI HOLDINGS, INC.
                Consolidated Statements of Shareholders' Equity
              Period from October 1, 1998 to December 31, 1998 and
                        the year ended December 31, 1999
                          (Expressed in U.S. dollars)



                                Common shares         Additional        Deferred                            Total
                           ---------------------         paid-in     stock-based                     shareholders
                           Number          Amount        capital    compensation        Deficit            equity
                           ----------------------------------------------------------------------------------------

Balance,
   September 30, 1998          --      $       --     $       --     $        --    $        --       $        --

Issued for cash        10,000,000       1,000,000             --              --             --         1,000,000

Loss for the period            --              --             --              --       (166,499)         (166,499)
                       --------------------------------------------------------------------------------------------

Balance,
   December 31, 1998   10,000,000       1,000,000             --              --       (166,499)          833,501

Deferred stock-based
   compensation                --              --      6,417,000      (6,417,000)            --                --

Amortization of deferred
   stocked-based
   compensation                --              --             --       4,812,750             --         4,812,750

Loss for the period            --              --             --              --     (1,713,775)       (1,713,775)
                       --------------------------------------------------------------------------------------------
Balance,
   December 31, 1999   10,000,000      $1,000,000     $6,417,000     $(1,604,250)   $(1,880,274)       $ 3,932,476
                       --------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                               DTI HOLDINGS, INC.
                     Consolidated Statements of Cash Flows
              Period from October 1, 1998 to December 31, 1998 and
                        the year ended December 31, 1999
                          (Expressed in U.S. dollars)


                                                          ------------------
                                                          1998          1999
                                                          ------------------

Cash flows from operating activities:
  Loss for the period                                 $  (166,499)  $(1,713,775)
  Items not involving cash:
    Depreciation                                           21,619       115,205
    Amortization of goodwill                              217,098       868,392
    Amortization of stock-based compensation                   --     4,812,750
    Loss on disposal of capital asset                          --         1,568
    Deferred taxes recovery                                    --    (2,440,671)
  Change in non-cash working capital:
    Decrease (increase) in accounts receivable             69,994      (354,417)
    Decrease (increase) in due from related parties        15,163        (4,889)
    Decrease (increase) in inventory                      168,934      (140,565)
    Decrease (increase) in prepaid and other                6,800          (213)
    Decrease (increase) in corporate taxes receivable     (25,610)       25,610
    Increase in other assets                              (38,922)       (1,350)
    Increase (decrease) in accounts payable               158,361       (22,328)
    Increase (decrease) in accrued liabilities           (167,546)      506,543
    Increase in deferred revenue                               --        90,000
    Increase in corporate taxes payable                        --       223,195
    Increase in due to related parties                         --        42,551
    Increase in due to Troy Holdings International Inc.        --        54,019
                                                       ----------    -----------
  Cash flows from operating activities                    259,392     2,061,625

Cash flows from financing activities:
  Issuance of common shares                             1,000,000            --
  Increase in long-term debt                            1,437,500       161,982
  Increase (decrease) in bank indebtedness                414,031      (414,031)
  Increase (decrease) in note payable                   1,350,000    (1,350,000)
                                                       ----------    -----------
  Cash flows from (used in) financing activities        4,201,531    (1,602,049)

Cash flows from investing activities:
  Acquisition of Digital Techniques Inc.               (4,250,000)            --
  Purchase of equipment                                   (13,722)      (54,129)
                                                       ----------    -----------
  Cash flows used in investing activities              (4,263,722)      (54,129)
                                                       ----------    -----------

Increase in cash                                          197,201       405,447

Cash, beginning of period                                  48,361       245,562
                                                       ----------    -----------
Cash, end of period                                    $  245,562   $   651,009
                                                       ----------    -----------

Supplemental cash flow information:
  Interest paid                                        $   46,564   $   261,535
  Taxes paid                                               63,000       817,500
                                                       ----------    -----------


See accompanying notes to consolidated financial statements.

DTI Holdings, Inc. (the "Company") is incorporated under the laws of the State of Texas. The Company is controlled by Troy Holdings International Inc., a corporation incorporated under the laws of Ontario, Canada. The Company was incorporated on September 24, 1998, and commenced operations on the acquisition of Digital Techniques Inc. ("DTI") on September 30, 1998.


1.   SIGNIFICANT ACCOUNTING POLICIES:


     (a)  Basis of presentation:


          The accompanying consolidated financial statements include the results of the Company and its operating subsidiary, DTI.


          The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates. All amounts are stated in U.S. dollars unless otherwise indicated.


     (b)  Revenue recognition:


          Hardware revenue is recognized when a product is delivered and accepted by the customer, consistent with the Company's terms of sale. Maintenance revenue is deferred and recognized on a straight-line basis over the terms of the maintenance agreement.


          Revenue from the license of software products is recognized upon delivery when collectibility is reasonably assured. Provisions for estimated losses on contracts are recorded when identifiable. The difference between costs plus estimated earnings and billings on individual contracts is reported as either work in progress or deferred revenue.


     (c)  Inventory:


          Raw materials are stated at the lower of cost, determined on a first-in, first-out basis, and replacement cost. Work in process and finished goods inventory are stated at the lower of cost, determined as average cost, and net realizable value.

     (d)  Fixed assets:


          Fixed assets are recorded at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the following terms:

          Computer equipment                                             5 years
          Engineering equipment                                     5 - 10 years
          Manufacturing equipment                                   5 - 10 years
          Furniture and fixtures                                    7 - 10 years


          The Company regularly reviews the carrying values of its property and equipment by comparing the carrying amount of the asset to the expected future cash flows to be generated by the asset. If the carrying value exceeds the amount recoverable, a writedown of the asset to estimated fair value is charged to the statement of operations.


     (e)  Warranty reserve:


          Hardware sales include a warranty that offers technical support, parts and service for one year. The warranty reserve included in accrued liabilities represents the estimated costs to provide technical support and service on hardware products sold and is accrued monthly based on sales and prior claims experience.


     (f)  Income taxes:


          Under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations in the period that includes the enactment date.

      (g) Research and development:


          Costs related to research, design and development of products are charged to research and development expenses as incurred. Development costs are capitalized beginning when a product's technological feasibility has been established, which generally occurs upon completion of a working model, and ending when a product is available for general release to customers. To date, completing a working model of the Company's product and the general release of the product have substantially coincided. As a result, the Company has not capitalized any development costs since such costs have not been significant.

      (h) Goodwill:


          Goodwill represents the excess of purchase consideration over the fair value of net assets acquired.


          Amortization of goodwill is calculated on a straight-line basis over a three-year term.


          The carrying value of goodwill is reviewed on a regular basis to determine whether any impairment has occurred. To date, no such impairment has been identified.


      (i) Currency translation:


          The Company's functional currency is the U.S. dollar. Monetary items denominated in foreign currencies are translated to U.S. dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates in effect when the assets were acquired or the obligation incurred. Revenue and expenses are translated at rates in effect at the time of the transaction. Foreign exchange translation gains and losses are included in loss for the period.

       (j) Stock-based compensation:


           The Company follows Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and related interpretations, in accounting for its variable employee stock options arrangement. Under APB 25, deferred stock-based compensation is recorded at the option grant date at an amount equal to the difference between the fair market value of a common share and the exercise price of the option. Deferred stock-based compensation for options which are contingently issuable based upon the achievement of performance criteria is recorded based upon the current fair market value of the shares at each reporting period. Deferred stock-based compensation resulting from employee option grants is amortized over the vesting period of the individual options, which is from 15 to 27 months.


       (k) Loss per common share:


           Loss per common share has been calculated on the basis of loss divided by the weighted average number of common shares outstanding during each period.


       (l)  Comprehensive income:


           SFAS No. 130, "Reporting Comprehensive Income", issued by the Financial Accounting Standards Board ("FASB") establishes standards for the reporting and presentation of comprehensive income. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from shareholder transactions. For the periods presented comprehensive loss is the same as the net loss.


       (m) Recent accounting pronouncements:


           In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company has not assessed the impact on its financial position, results of operations or cash flows of adopting SFAS No. 133. The Company will be required to implement SFAS No. 133, as amended by SFAS No. 137 for its fiscal year ending December 31, 2001.

2.        ACQUISITION OF BUSINESS:


          On September 30, 1998, the Company purchased 100% of the outstanding shares of DTI for $4,250,000, comprised of $4,000,000 in cash and a 5% vendor take back note in the amount of $250,000. DTI specializes in the design and manufacture of enhancement products for PBX Telecommunications Systems. The purchase price has been allocated to the fair values of the assets and liabilities of DTI at the time of purchase as follows:

          Current assets                                             $2,055,406
          Capital assets                                                279,594
          Current liabilities                                          (690,176)
          Goodwill                                                    2,605,176
                                                                     -----------
          Total consideration                                        $4,250,000
                                                                     -----------



          The acquisition has been accounted for using the purchase method with the results of operations of the acquired business being consolidated from the date of acquisition.

3.   RELATED PARTY TRANSACTIONS:


     The following balances are receivable from subsidiaries of the Company's parent company:

                                                  1998                1999
                                                  ----                ----

     Due from Datapulse PLC                   $  15,163             $ 16,206
     Due from Telecorp Inc.                          --                3,846

                                              ---------             --------
                                              $  15,163             $ 20,052
                                              ---------             --------


     The following balances are payable to subsidiaries of the Company's parent company:

                                                  1998                1999
                                                  ----                ----

     Due to Troy Capital Corporation          $      --             $ 40,047
     Due to Telecorp Inc.                            --                2,504

                                              ---------             --------
                                              $      --             $ 42,551
                                              ---------             --------


     The following balance is payable to the Company's parent company:

                                                  1998                1999
                                                  ----                ----

     Due to Troy Holdings International Inc.  $      --             $ 54,019

                                              ---------             --------


     The above amounts are unsecured, non-interest bearing and have no specific terms of repayment.

     The following transactions were undertaken with related parties:

                                                 1998                1999
                                                 ----                ----

     Fees for management services provided by:
       Troy Holdings International Inc.       $      --             $ 54,019
       Troy Capital Corporation                      --               40,047

                                              ---------             --------
                                              $      --             $ 94,066
                                              ---------             --------


     These transactions have been measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.


4.   INVENTORY:

                                                 1998                1999
                                                 ----                ----

     Raw materials                            $  428,585            $471,718
     Finished goods and work in process          327,050             424,482
                                              ----------            --------

                                              $  755,635            $896,200
                                              ----------            --------


5.   FIXED ASSETS:

                                                 Accumulated           Net book
     1998                           Cost        amortization              value
     -------------------------   ----------     ------------          ----------

       Computer equipment        $  423,586     $  291,444            $132,142
       Engineering equipment        377,008        281,955              95,053
       Manufacturing equipment      105,328         80,704              24,624
       Furniture and fixtures        73,818         53,918              19,900
                                 ----------     ----------            --------
                                 $  979,740     $  708,021            $271,719
                                 ----------     ----------            --------


                                                 Accumulated           Net book
     1999                           Cost        amortization              value
     -------------------------   ----------     ------------          ----------

     Computer equipment          $  461,582     $  332,736            $128,846
     Engineering equipment          375,015        299,867              75,148
     Manufacturing equipment        102,945         84,004              18,941
     Furniture and fixtures          82,751         57,689              25,062

                                 ----------     ----------            --------
                                 $1,022,293     $  774,296            $247,997
                                 ----------     ----------            --------

6.   ACCRUED LIABILITIES:


     Accrued liabilities consist of the following:

                                                  1998                 1999
                                                  ----                 ----

     Payroll-related expenses                  $103,531              $162,455
     Warranty reserve                            53,499               210,870
     Other                                       13,426               303,674

                                               --------              --------
                                               $170,456              $676,999
                                               --------              --------


7.   BANK INDEBTEDNESS:


     The Company's operating subsidiary has an operating line of credit of up to $1,000,000 with Bank of America. The operating line is payable on demand, bears interest at prime and is secured by a first charge on all accounts receivable, inventory and capital assets. As at December 31, 1999, there was no amount drawn on this line of credit (1998 - $414,031).


8.   LONG-TERM DEBT:


     The Company's operating subsidiary has a term note due to Bank of America. The term note has a three-year term maturing October 1, 2002 and bears interest at prime. The term note requires monthly principal payments of $31,667 plus interest. Total interest expense on the note for the year ended December 31, 1999 was $126,593 (1998 - $26,563). Security for this facility is the same as for the operating line of credit of $1,000,000 (note 7).


     The Company also has a promissory note payable in the amount of $250,000. The note matures on October 1, 2002 and bears interest at 5%. Interest on the note is calculated annually in arrears but is only to be paid on October 1, 2002. Principal payments can be made at any time. The note is secured by 25% of the common shares of DTI. Total interest expense on the note for the year ended December 31, 1999 was $15,629 (1998 - $3,125).

9.   NOTE PAYABLE:


     The note payable in the amount of $1,350,000 was due to Troy Holdings International Inc., the Company's parent company, was unsecured and bore interest at a rate of 12.5% per annum. The principal and all accrued interest were repaid in full during 1999. Total interest expense was approximately $134,972 (1998 - $42,188).


10.  LEASE COMMITMENTS:


     The Company and its subsidiary are committed to payments under operating leases for equipment and premises in the amount of approximately $1,039,605. Annual payments are as follows:


     2000                                                            $  222,460
     2001                                                               225,460
     2002                                                               223,685
     2003                                                               220,000
     2004                                                               148,000

                                                                     ----------
                                                                     $1,039,605
                                                                     ----------


     Rent expenses were $40,365 and $183,387 for the period ended December 31, 1998 and year ended December 31, 1999, respectively.

11.  INCOME TAXES:


     The provision for income taxes differs from the amount computed by applying the combined federal and state effective income tax rate of 38.5% to the loss before provision for income taxes as a result of the following:

                                                  1998                 1999
                                                  ----                 ----

     Loss before income taxes                  $ (129,109)          $(3,088,141)

                                               ----------           -----------

     Computed expected tax recovery            $  (49,707)          $(1,188,934)
     Decrease (increase) in income
       tax recovery resulting from
       change in valuation allowance               87,097              (185,432)

                                               ----------           -----------
                                               $   37,390           $(1,374,366)
                                               ----------           -----------


     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, 1998 and 1999 are presented below:

                                                 1998                 1999
                                                 ----                 ----

     Deferred income tax assets:
       Non-deductible reserves                 $  200,414           $   200,414
       Deductible stock compensation expense           --             1,852,909
       Deductible goodwill                        919,410               587,762
                                               ----------           -----------
                                                1,119,824             2,641,085

     Less valuation allowance                    (919,410)                   --

     Deferred income tax liability:
        Fixed assets due to differences
        in depreciation                           (21,826)              (21,826)

                                               ----------           -----------
     Net deferred income tax assets            $  178,588           $ 2,619,259
                                               ----------           -----------


     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of deferred taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income uncertainties related to the industry in which the Company operates and tax planning strategies in making this assessment.

12.  FINANCIAL INSTRUMENTS:


     The fair values of cash, accounts receivable, bank indebtedness, accounts payable and accrued liabilities approximate their carrying values due to their short-term nature.


     The fair value of the long-term debt approximates its carrying value based on rates currently available to the Company for similar instruments.


     The fair values of the note payable and amounts due to or from related parties are not determinable due to their related party nature and terms.


13.  CONCENTRATION OF CREDIT RISK:


     The Company's operating subsidiary's customers are concentrated in the telecommunications industry. The Company's operating subsidiary performs ongoing credit evaluation of its customers' financial condition and maintains a provision for accounts for which collection is determined to be uncertain.


14.  EMPLOYEE AND DIRECTORS STOCK OPTION PLAN:


     The Company and its parent company, Troy Holdings International Inc., has entered into option agreements with certain of the employees of its operating subsidiary. Under the terms of these agreements, the employees have been granted options to purchase common shares of the Company upon the achievement of performance milestones as set out in the agreements.


     As at December 31, 1999, 2,710,000 options to purchase common shares at a price of $0.10 per share were outstanding. 1,395,000 of those options were fully vested as at December 31, 1999 and the remainder will vest on December 31, 2000, if the specified performance milestones for 2000 are achieved.


     Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant dates for the awards under the arrangement consistent with the method under SFAS 123, "Accounting for Stock-Based Compensation," the Company's income on a proforma basis would be $1,246,066 and proforma income per common share would be $0.12 . To determine the fair value of each option on the grant date under SFAS 123, the following assumptions were used: dividend yield of 0.0%, zero volatility, a weighted average risk-free interest rate of 6.00% and a weighted average expected life of options of two years.

15.  SEGMENTED INFORMATION:


     The Company operates in one business segment.


     All long-lived assets relating to the Company's operations are located in the United States. Revenue per geographic location, which is attributable to geographic location based on the location of the external customer, is substantially generated in the United States.


     For the year ended December 31, 1998, one customer accounted for 20% of revenue. For the year ended December 31, 1999, three customers accounted for 25%, 13% and 11% of revenue.


     As of December 31, 1998, the Company had receivables from one significant customer amounting to 13% of total accounts receivable. As of December 31, 1999, the Company had accounts receivable from two significant customers, accounting for 24% and 17% of total accounts receivable.